Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY REPORTS RECENT R&D HIGHLIGHTS AND THIRD QUARTER 2009 RESULTS

— Enrollment Open in All of Infinity’s Ongoing Hsp90 Chaperone Inhibitor Studies —

— Infinity Maintains Financial Strength to Advance Its Innovative Product Pipeline —

CAMBRIDGE, Mass. – November 9, 2009 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today reviewed recent R&D highlights and announced third quarter 2009 financial results.

“During the past quarter, we have advanced our clinical and preclinical programs and strengthened our operational capabilities, activities necessary to achieve our mission of sustainably discovering, developing and delivering to patients meaningful new medicines,” said Adelene Q. Perkins, president and chief business officer, Infinity. “We are in the distinctive position of having the cash resources and committed capital to enable us to invest aggressively in the advancement of our pipeline of innovative anti-cancer programs to achieve key clinical inflection points.”

Hsp90 Chaperone Inhibitor Program Highlights

Infinity is making progress in the clinical evaluation of its family of heat shock protein 90 (Hsp90) chaperone inhibitors in multiple cancer indications. Infinity’s inhibitors include IPI-504 (retaspimycin hydrochloride) and orally administered IPI-493. In the third quarter, Infinity received approval of protocol amendments for its studies of IPI-504, which included dose and schedule modifications. Patient enrollment is ongoing in all studies of IPI-504 and IPI-493.

Infinity is currently enrolling patients in a Phase 2 clinical study of IPI-504 in combination with Herceptin® (trastuzumab) in patients with HER2-positive metastatic breast cancer. The company has presented preclinical data demonstrating that administration of IPI-504 results in the rapid degradation of HER2 in both Herceptin-sensitive and Herceptin-resistant xenograft models, and that administration of IPI-504 in these models produced substantial tumor growth inhibition. Infinity anticipates presenting preliminary data from this Phase 2 study in 2010.

IPI-504 is also being evaluated in a Phase 1b study in combination with Taxotere® (docetaxel) in patients with advanced solid tumors, with an expansion arm focusing on patients with non-small cell lung cancer (NSCLC). Infinity reported preliminary data from this study during the 2009 American Society for Clinical Oncology (ASCO) Annual Meeting showing that the combination of IPI-504 and Taxotere was generally well-tolerated in patients with a variety of solid tumor malignancies, and that IPI-504 did not affect the clearance of Taxotere. Infinity is currently enrolling patients in this trial and is evaluating the combination of IPI-504 and Taxotere on multiple schedules of administration.

Based on the preliminary Phase 2 clinical response rate (14.2 percent) reported in patients with wild-type EGFR (epidermal growth factor receptor) expression NSCLC (n=28) following single-agent administration of IPI-504, Infinity is using a variety of molecular pathology techniques to understand the underlying genetic profile of responding patients and to determine the optimal clinical development strategy in NSCLC. This effort is ongoing, as is active consultation with NSCLC experts such as Thomas J. Lynch, M.D., who recently joined Infinity’s Board of Directors. The company anticipates publishing the full results from the Phase 2 portion of this clinical study, and commencing further clinical development of IPI-504 in NSCLC, in 2010.

“We are committed to the clinical development of IPI-504, and look forward to generating data in 2010 that will further guide our clinical development and potential registration paths,” stated Julian Adams, Ph.D., president of research and development and chief scientific officer, Infinity. “Infinity is holding itself to a high performance standard, while rigorously and expeditiously pursuing the development of IPI-504 at what we believe to be the optimal biological dose in appropriate patient populations.”

Infinity is also enrolling patients in a Phase 1 dose-escalation study of IPI-493, its oral agent, in patients with advanced solid tumors. IPI-493 is being evaluated on multiple schedules of administration to identify an optimal dose and schedule for future development. Infinity expects to present preliminary data from this study, and conduct further clinical evaluation of IPI-493, in 2010.

In addition to the ongoing clinical trials of its Hsp90 chaperone inhibitors, Infinity anticipates initiating by early 2010 a Phase 2 clinical study evaluating IPI-504 in patients with advanced, dedifferentiated liposarcoma, a form of soft tissue sarcoma. At the 2008 ASCO Annual Meeting, Infinity published data reporting a Partial Response by RECIST (Response Evaluation Criteria in Solid Tumors) in one of three patients with liposarcoma treated with IPI-504 in a Phase 1 study in patients with refractory gastrointestinal stromal tumors (GIST) and other soft tissue sarcomas; this patient experienced a tumor reduction of 43 percent over eight cycles (24 weeks) of administration of IPI-504. Infinity anticipates that this trial will enroll 40 patients, and that IPI-504 will be administered as a single agent at a dose of 225 mg/m2 on a three-week schedule of twice-weekly dose administration for two weeks, followed by one week off. The objectives of this study are to determine the safety profile and overall response rate of IPI-504 in patients with advanced, dedifferentiated liposarcoma.

Further, Infinity expects to report final results from the RING trial, a study of IPI-504 in patients with refractory GIST, in early 2010.

Hedgehog Pathway Inhibitor Program Highlights

Infinity is currently evaluating IPI-926, its novel, oral Hedgehog signaling pathway inhibitor, in a Phase 1 clinical trial in patients with advanced solid tumors. Infinity has previously presented data demonstrating significant anti-tumor activity of IPI-926 in a number of preclinical studies, including in models of pancreatic cancer, small cell lung cancer, ovarian cancer, and medulloblastoma. IPI-926 has shown excellent pharmaceutical properties, including oral bioavailability, long plasma half-life and duration of action, and dose-dependent inhibition of tumor growth in preclinical studies. IPI-926 is in the dose-escalation stage of the Phase 1 study. Infinity anticipates presenting preliminary data from the Phase 1 study and initiating Phase 2 development in 2010.

Third Quarter 2009 Financial Results

Infinity ended the third quarter of 2009 with $140.5 million in cash and investments. Based on its current operating plan, Infinity continues to project a year-end cash and investments balance of $127-$137 million, without accessing the $50 million line of credit available under its alliance with Purdue Pharmaceutical Products, L.P. and Mundipharma International Corporation Ltd. With this line of credit, Infinity projects that it has sufficient capital to support its current operating plan into 2013, absent any business development activities.

Total revenue for the third quarter of 2009 was $13.8 million. This revenue consisted of $13.1 million for reimbursed R&D services and $0.7 million from the amortization of deferred revenue associated with the grant of licenses under Infinity’s strategic alliance with Purdue and Mundipharma. This alliance encompasses development and discovery activities for Infinity’s entire pipeline, excluding the company’s Hsp90 chaperone inhibitor and Bcl-2 inhibitor programs.

R&D expense was $18.5 million for the third quarter of 2009, compared to $11.7 million for the third quarter of 2008. These results primarily reflect differences in the accounting treatment of Infinity’s program collaborations:

•

In the third quarter of 2009, all $13.1 million in reimbursable expenses related to Infinity’s alliance with Mundipharma and Purdue are recorded as R&D expense; this amount is also recorded as collaborative R&D revenue.

•

Infinity’s R&D expense of $11.7 million for the third quarter of 2008 reflected total R&D expenditures by Infinity of $15.9 million, less $4.2 million that Infinity recorded as a credit to R&D expense under the cost sharing provisions of its previous alliance with AstraZeneca for Infinity’s Hsp90 chaperone inhibitor program. In December 2008, Infinity reacquired from AstraZeneca all worldwide development and commercialization rights to this program. Therefore, there was no credit recorded to R&D expense in the third quarter of 2009.

In addition to the effect of the AstraZeneca reimbursed amounts, the increase in R&D expense in the third quarter of 2009 is primarily due to increased personnel, pharmaceutical development, and preclinical expenses to support Infinity’s advancing product development pipeline.

General and administrative expense was $4.6 million for the third quarter of 2009 as compared to $3.8 million in the third quarter of 2008. The increase primarily reflects increased personnel and patent expenses.

Infinity’s net loss for the third quarter of 2009 was $9.3 million as compared to a net loss of $12.4 million for the third quarter of 2008. Basic and diluted loss per common share was $0.36 for the third quarter of 2009 as compared to $0.63 for the third quarter of 2008.

Conference Call on Monday, November 9, 2009, at 4:30 p.m. Eastern Time

Infinity management will host a conference call on Monday, November 9, 2009, at 4:30 p.m. EST to discuss the quarter results and provide an R&D update. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 1-888-359-3613 (domestic) and 1-719-457-2657 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 chaperone inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the therapeutic potential of Infinity’s Hsp90 chaperone and Hedgehog signaling pathway inhibitors, estimates of 2009 financial performance, the expectation that Infinity will have capital to support its current operating plan into 2013, the presentation or publication of clinical data for IPI-504, IPI-493 and IPI-926, and the timing for initiation of further clinical development of IPI-504, IPI-493 and IPI-926. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma and Purdue will continue for its expected term or that they will fund Infinity’s programs as agreed, or that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2009. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Herceptin® and Taxotere® and are registered trademarks of Genentech, Inc. and sanofi-aventis llc, respectively.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2009	December 31, 2008
Cash, cash equivalents and available-for-sale securities, including long term	$140,482,784	$126,771,687
Other current assets	3,306,090	9,846,179
Property and equipment, net	5,584,099	5,320,439
Loan commitment asset from Purdue entities, net	16,453,050	17,319,000
Other long-term assets	1,349,925	1,360,203

Total assets	$167,175,948	$160,617,508

Current liabilities	$15,581,651	$16,030,742
Deferred revenue from Purdue entities, less current portion	36,602,451	21,939,251
Other long-term liabilities	2,293,815	2,352,048
Total stockholders’ equity	112,698,031	120,295,467

Total liabilities and stockholders’ equity	$167,175,948	$160,617,508

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Collaborative research and development revenue *	$13,775,745	$2,500,000	$36,370,000	$16,391,458

Operating expenses:
Research and development	18,499,060	11,732,206	60,453,361	31,029,091
General and administrative	4,570,282	3,780,740	15,581,871	11,234,423

Total operating expenses	23,069,342	15,512,946	76,035,232	42,263,514

Loss from operations	(9,293,597)	(13,012,946)	(39,665,232)	(25,872,056)

Other (expense)/income:
Interest expense	(433,272)	(2,113)	(866,943)	(19,800)
Income from residual funding after reacquisition of Hsp90 program	—	—	12,450,000	—
Income from NIH reimbursement	—	—	1,745,386	—
Interest and investment income	401,264	623,543	1,735,742	2,774,366

Net other income (expense)	(32,008)	621,430	15,064,185	2,754,566

Net loss	$(9,325,605)	$(12,391,516)	$(24,601,047)	$(23,117,490)

Basic and diluted loss per common share	$(0.36)	$(0.63)	$(0.94)	$(1.17)

Basic and diluted weighted average number of common shares outstanding	26,154,557	19,759,766	26,062,217	19,722,255

*	2009 amounts from Purdue entities only

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